EXHIBIT 10.1

July 21, 2023

Diego Reynoso

Deerfield IL, 60015

Dear Mr. Reynoso,

We are pleased to outline the terms of our offer to you for the role of Chief Financial Officer with The Boston Beer Company, Inc (“Boston Beer” or the “Company”). The compensation elements outlined in this offer are subject to approval by our Compensation Committee and by our full Board of Directors (the “Compensation Committee” and the “Board”). Subject to the foregoing condition, our offer is as follows:

1.
Title: Chief Financial Officer, reporting to David Burwick, President and CEO

2.
Anticipated Start Date: September 5, 2023.

3.
Location: Your job has been classified as Part Time BBC Location Based (Hybrid) at the Boston Office.

4.
Base Salary: US $600,000, annually, paid bi-weekly in accordance with the Company’s regular payroll schedule, less all applicable federal, state, and local taxes and other authorized payroll withholdings.

5.
Cash Bonus Potential: You will be eligible to be awarded a discretionary cash bonus with a target of 60% of your base salary earned during the calendar year with funding results applied to the Extended Leadership bonus scale of 0% - 250%. Actual attainment could be higher or lower based on Company and/or individual performance. To be eligible for a bonus payment you must be employed on the last business day of the bonus year, typically on or about December 31. Bonuses for all executive officers are contingent on approval by the Compensation Committee at the Committee’s February meeting.

6.
Performance and Compensation Reviews: Performance reviews are conducted annually beginning in January. Consideration for a merit increase is dependent upon individual and company performance and is awarded at the discretion of the company. Merit increases are announced in February and become effective in April. Merit increases are contingent on approval by the Compensation Committee at the Committee’s February meeting.

7.
Relocation: Provided you agree to the Company’s Relocation Payback Guidelines in Section 7.1, and in lieu of using our executive relocation program, you will be eligible for a one-time upfront cash payment in the gross amount of US $600,000 less all applicable taxes and withholdings. This payment will be made within 30 days after your start date and is intended to cover expenses related to your relocation inclusive of selling your home, purchasing a home, storage of goods, shipment of goods, and any other settling in allowances. In addition, this relocation amount is also intended to cover commuting costs for travel (flight, hotel, meals, etc.) to the Boston Office. You are not permitted to submit expenses via Travel and Expenses for weekly commuting to the Boston Office. Corporate travel to other locations for business purposes will be eligible for reimbursement, in accordance with our Travel and Entertainment Reimbursement Policy. If needed, we will connect you with our relocation vendor, Cornerstone Relocation Group, to assist with identifying vendors to facilitate your move.

7.1
Relocation Payback Guidelines – By receiving this payment through our relocation agreement you agree to payback 100% of the reimbursement if you voluntary terminate from Boston Beer prior to the 1st anniversary of your start date. If you voluntarily terminate after your 1st anniversary but prior to your 2nd anniversary from your start date, you agree to payback 50% of the total reimbursement.

8.
Ayco Executive Financial Counseling Benefit: You will be eligible for the Company’s Executive Leadership Team financial counseling benefit through Ayco. This is an optional service to participate in with an annual fee of $15,000 that is covered by the Company. You will be responsible for the taxes on this benefit. To learn more about the service reach out to the Director of Total Rewards, Ryan Morin.
9.
Equity Awards:
9.1
Special Restricted Stock Unit Award: Effective October 31, 2023, (the “Grant Date”), contingent on your joining the Company on or prior to that date, you will be awarded Restricted Stock Units (“RSUs”) for Class A Common Stock (NYSE: SAM) valued at approximately US $1,500,000. The actual number of RSUs will be based on the closing price of SAM on the NYSE on October 31, 2023 (the “Market Price”), rounded up to the nearest whole number of shares. 25% of the shares granted will vest on March 1, 2024, 25% of the shares granted will vest on March 1, 2025, 25% of the shares granted will vest on March 1, 2026, and the remaining 25% will vest on March 1, 2027, contingent upon your continued active employment by the Company on the applicable vesting dates. The RSUs will be subject to an RSU Agreement and the Company’s Employee Equity Incentive Plan (the “EEIP”).

9.2
Special Option Award: Effective on the Grant Date, you will also be granted a Stock Option Award (the “Option”) for shares of SAM valued at approximately US $1,500,000. The actual number of shares subject to the Option will be calculated via an option pricing model using the Market Price, rounded up to the nearest whole number of shares. The exercise price of each share subject to the Option will be the Market Price. The Option will vest as to 25% of the shares covered by the Option on March 1, 2024, 25% of such shares on March 1, 2025, and 25% of such shares on March 1, 2026, and the remaining 25% will vest on March 1, 2027, contingent upon your continued active employment by the Company on the applicable vesting dates. The Option will be subject to an Option Agreement and the EEIP.

9.3
You acknowledge that the issuance of the above referenced RSU and Option fully offsets the value of any equity you my lose as a result of your leaving Tyson Foods and joining the Company.

9.4
Long-Term Equity Program: In this position will be eligible to receive additional annual equity awards through Boston Beer Company’s Long-Term Equity (LTE) program. While equity is not guaranteed, the target annual value of your award is US $800,000. The value of your equity award each year could be higher or lower based on Company and/or individual performance, and will be subject to the approval of the Compensation Committee and the Board. All equity awards are governed by our Restated Employee Equity Incentive Plan (EEIP) plan document.

10.
Benefits: You will be eligible to participate in our health and wellness programs upon your first day of employment with us. You will be eligible to participate in our 401(k) plan immediately. The Total Rewards Team will reach out to you after your acceptance to review your benefit options and assist you in enrollment. If you have specific questions regarding our benefits, please let me know. Please note it is imperative that you provide I-9 documentation on or before your first day so we are able to add you to our payroll system. Failure to do so may delay your first paycheck.

11.
Paid Time Off: You will be eligible for unlimited paid time off (PTO), in accordance with our PTO Policy for ELT/XLT. A copy of this Policy will be provided for your review. PTO includes all vacation, sick, and personal time. You must be performing successfully in your role to maintain eligibility for this program.

12.
Employment Agreement: As a condition of your employment in this position, you are required to sign and return to Boston Beer the attached Employment Agreement prior to your start date, and you acknowledge that you have been given ten (10) business days to review this document prior to your start date. The Employment Agreement is incorporated into and is a part of this offer of employment. Section (4) of the Employment Agreement contains a covenant not to compete (“non-competition provision”). As additional consideration for your agreeing to and complying with the non-competition provision, Boston Beer agrees to pay you US $10,000 (minus all required tax withholdings) at the time your employment with Boston Beer terminates, if your employment terminates on account of your voluntary resignation, or if Boston Beer terminates your employment with cause (as cause is defined in the Employment Agreement), subject to BBC’s election, at the time of termination, to enforce the non-competition provision. Please review the Employment Agreement carefully. You have the right to consult with an attorney about the Employment Agreement before signing it.

13.
At Will Employment: Your employment is, and will at all times remain, at will, meaning that you or the Company may terminate your employment at any time, with or without cause, for any reason or for no reason. By accepting our offer of employment, you confirm that you understand you are at will status.

Please indicate your acceptance of this offer by e-signing and accepting the offer via The Boston Beer Company online careers portal. Please note, this offer is contingent upon your signing the Employment Agreement. Should you have any questions, please do not hesitate to contact me.

We look forward to working with you!

Cheers!

David Burwick

/s/ Diego Reynoso July 21, 2023

Diego Reynoso Date